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                                                                    EXHIBIT 5.01


                                TANNER PROPP, LLP
                                 99 PARK AVENUE
                            NEW YORK, NEW YORK 10016

                                    ---------

                               Tel (212) 476-0700
                               Fax (212) 687-0056

LESTER J. TANNER
     -------
     PARTNER
WRITER'S DIRECT DIAL
  (212) 476-0710
                                                             November 16, 2000

MFC Development Corp.
271 North Avenue
New Rochelle, NY 10801

                        Re:       MFC DEVELOPMENT CORP.

Gentlemen and Ladies:

           This letter supplements our previous letter dated September 29, 2000 and is written in connection with the General Form For Registration (Amendment No. 1 to Form 10) of the Common Stock, Par Value $.001 per share ("Common Stock") of MFC Development Corp., a Delaware corporation ("MFC" or the "Company"). It is our opinion that the 1,800,000 shares of MFC Common Stock to be distributed as a dividend to the shareholders of FRM Nexus, Inc. ("FRM Corp.") upon the effective date of MFC's Form 10 Registration is not required to be registered under the Securities Act of 1933, as amended. This letter will provide our reasoned legal analysis and the underlying facts on which we base that conclusion.

           Section 5 of the Securities Act of 1933, as amended (the "1933 Act") requires registration of a "sale" of securities unless the transaction is exempted by Section 4 of the 1933 Act. Section 4(2) provides that the provisions of Section 5 shall not apply to transactions by an issuer not involving any public offering. In our opinion this "spin-off" of MFC stock by FRM Corp is neither a "sale" nor a "public offering" of the securities by FRM Corp.

           Our opinion dated September 29, 2000 based this conclusion on the following paragraph on the second page:

           "MFC has been a wholly owned subsidiary of FRM Corp. since November 17, 1993. The shareholders of FRM Corp. are not providing any consideration for the MFC Common Stock they will receive pro-rata to their ownership of FRM Corp. common stock. The Form 10 provides adequate information about the distribution and about MFC including the separate businesses to be conducted in the future by the separate management and employees of each of FRM Corp. and MFC."

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           We wish to expand on these reasons and provide underlying facts as presented in the Company's Registration under the Securities Exchange Act of 1934 (the "1934 Act"). In doing so, we wish to coordinate this opinion with Staff Legal Bulletin No. 4 (CF), September 16, 1997 (the "Staff Legal Bulletin"). We understand that the Staff Legal Bulletin represents the views of the staff of the Division of Corporation Finance. In this transaction those views confirm for us that the spin-off is not a "sale" of the MFC common stock by FRM Corp.

           A registration under the 1933 Act is not required in the Division's view if five conditions are met. These conditions are set forth below with the underlying facts of this transaction.


           1. THE SHAREHOLDERS OF FRM CORP. DO NOT PROVIDE CONSIDERATION FOR THE SPUN-OFF SHARES OF MFC.

           The MFC shareholders are receiving the MFC common stock as a spin-off distribution. They are not paying for the shares. Form 10 states as follows:

           "The Board of Directors of FRM Corp. has adopted resolutions to distribute on November 30, 2000, or such later date as this registration statement becomes effective, to its shareholders as of the close of business on November 1, 2000 (the "record date") one share of MFC common stock for each one share of FRM common stock". at page 3.


           2.    THE SPIN-OFF MUST BE PRO-RATA.

           In this case, as indicated in paragraph 1, the spin-off is pro-rata because FRM's shareholders have the same proportionate interest in FRM Corp. and MFC both before and after the date of distribution of the MFC stock.


           3. FRM CORP MUST PROVIDE ADEQUATE INFORMATION TO ITS SHAREHOLDERS AND THE TRADING MARKETS.

           FRM is a reporting company. MFC is not a reporting company but the final Form 10 will be given to FRM's shareholders with the distribution of the MFC stock. At that time the MFC stock will have been registered by MFC under the 1934 Act. We believe that the Form 10 as amended substantially complies with Regulation 14C under the 1934 Act.


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           4.    VALID BUSINESS PURPOSE FOR SPIN-OFF

           FRM Corp is not retaining any portion of the MFC shares so it cannot be receiving any value for the spun-off shares through the creation of a market in those securities. Moreover, the Division has recognized specific examples of valid business purposes even where the parent retains shares of the spun-off company. The Form 10 notes that the applicability of these specific examples in this text at page 4.

           "The Company and FRM Corp. will be engaged, after the distribution of the shares to be spun-off, in different businesses. The Company will continue to engage in the real estate and medical business as described herein. See the chart of its subsidiaries below as the same will be in effect after the spin-off. FRM Corp. will have no subsidiary after the spin-off and will seek to develop an internet strategy that is not limited to the medical field. It will use its new management's experience to identify, and participate with, companies in early stages of promising business strategies including but not limited to high technology products and systems, computers, software, and products in the internet and other sectors. The two websites which had been established for the medical division, and referred to below, will belong to MFC which will use it for marketing.

           "The spin-off will enable each corporation to be identified by its shareholders and trading markets for the separate business in which they engage and focus on their different business sectors. This separation will enhance access to the financial and business community by allowing each corporation to raise capital and obtain lending facilities to take advantage of growth opportunities in their respective business activities. Incentivizing management and employees who do not already have significant equity interests and the separation of the two corporations will permit each of them to issue stock-based incentives linked specifically to the results of the operations of one or the other corporation. After the spin-off the Company, FRM Corp. will be raising private equity capital from the FRM Control Group by the sale of its common stock. The Company, which has no present intention to sell common stock, will conduct its business as shown in this diagram or chart of subsidiaries."


           5. FRM CORP IS NOT SPINNING OFF "RESTRICTED SECURITIES" AND MFC HAS BEEN A SUBSIDIARY FOR MORE THAN TWO YEARS.

           Where a company spins-off "restricted securities" it may be an underwriter in the public distribution of those securities. This is not the fact here. Moreover in the Staff Legal Bulletin, it is noted expressly that the parent would not be an underwriter of the spun-off securities and the subsidiary would not have to register the spin-off under the 1933 Act even when there are "restricted securities" where the stock is held for at least two years and the spin-off satisfies the four conditions described above. Moreover it is specifically noted by the Division that even the two-year holding period condition does not apply where the parent did not acquire the business from a third party. That is also the fact in this transaction.

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                                   CONCLUSION

           In our opinion, the MFC Common Stock to be distributed to the shareholders of FRM Corp on November 30, 2000, or such later date as its registration of said securities under the Securities Exchange Act of 1934 becomes effective, is not required to be registered under the Securities Act of 1933 because the distribution is not a "sale" pursuant to Section 5 of said Act. The transaction is also an exempted transaction under Section 4 (2) of said Act.





                                                     Very truly yours,

                                                     /s/ Tanner Propp, LLP



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